                                                                    Exhibit 11
                                                                    ----------
AKSYS, LTD. AND SUBSIDIARY
 (a development stage enterprise)

Statement Regarding Computation of Net Loss Per Share


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                                       Three months ended
                                 -------------------------------
                                 March 31, 1998   March 31, 1997
                                 --------------   --------------
Net loss                          $(3,609,905)     $(3,471,494)
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Weighted average common
shares outstanding                 14,499,781       13,745,998
----------------------------------------------------------------

Net loss per share                $     (0.25)     $     (0.25)
----------------------------------------------------------------